UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 7, 2009

ARCA biopharma, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8001 Arista Place, Suite 200, Broomfield, CO 80021

(Address of Principal Executive Offices) (Zip Code)

(720) 940-2200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)    On December 7, 2009, the board of directors of ARCA biopharma, Inc. (the “Company”) elected Patrick Wheeler as the Company’s acting Chief Financial Officer and Principal Financial and Accounting Officer.

Mr. Wheeler, who is 40 years of age, has held the position of Senior Vice President, Finance of the Company since the Company’s merger with ARCA biopharma, Inc. (“ARCA Colorado”) in January 2009 (the “Merger”). Mr. Wheeler joined ARCA Colorado in July 2006 as Vice President, Finance and held the position of Senior Vice President, Finance from February 2008 until the completion of the Merger. Prior to his time with ARCA Colorado, he served as Director of Finance for Dharmacon, Inc., a Fisher Scientific, Inc. life science company, from June 2003 to July 2006. Mr. Wheeler has a B.A. in economics from the University of Colorado and an M.B.A. from Regis University.

Mr. Wheeler is party to an employment agreement with the Company dated as of February 11, 2009. Under his employment agreement, Mr. Wheeler receives an annual base salary of $215,000 (as increased in connection with his appointment as the Company’s acting Chief Financial Officer), subject to annual increases if approved by the Company’s board of directors (or the Company’s compensation committee), and is eligible to receive an annual bonus as determined by the Company’s board of directors (or the Company’s compensation committee) in its sole discretion.

If the Company terminates Mr. Wheeler’s employment without “cause,” or if Mr. Wheeler terminates his employment with “good reason” (as these terms are defined in his employment agreement), the Company has agreed to pay Mr. Wheeler severance benefits that include (i) a payment equal to, as applicable, (A) 12 months of his base salary, if such termination occurs on the same day as or within thirteen months after a change of control of the Company, or (B) six months of his base salary, if a change of control of the Company has not occurred on or within thirteen months of such termination, (ii) a payment equal to a pro rata portion of any bonus compensation under any employee bonus plan that has been approved by the board of directors payable to him for the fiscal year in which his employment terminated, to be paid at the same time that such incentive bonus would have been paid had the termination not occurred, and (iii) reimbursement of out-of-pocket costs to continue group health insurance benefits (and dependent coverage, if applicable) under COBRA for a period equivalent to that set forth in clause (i) above, whether he elects or is eligible to receive COBRA (provided, that even if he does not elect or is not eligible to receive COBRA, he will receive the equivalent of such out-of-pocket expenses paid by him not to exceed the costs that the benefits would equal under COBRA if he were so eligible). In addition the Company may elect in its sole discretion to pay additional severance equal to up to 12 months of his base salary, which additional payment would extend certain of the covenants and obligations under Mr. Wheeler’s Employee Intellectual Property, Confidentiality and Non-Compete Agreement for such additional period. The severance benefits are conditioned on the execution by Mr. Wheeler of a legal release in a form acceptable to the Company. A termination for “cause” includes willful misconduct, gross negligence, theft, fraud or other illegal or dishonest conduct, any of which are considered to be materially harmful to the Company; refusal, unwillingness, failure or inability to perform material job duties or habitual absenteeism; or violation of fiduciary duty, violation of any duty of loyalty or material breach of any material term of the employment agreement or the Employee Intellectual Property, Confidentiality and Non-Compete Agreement, or any other agreement, with the Company. “Good reason” includes a relocation of normal work location greater than 30 miles; a decrease in current base salary by more than 15%, other than any such decrease resulting from a general reduction by the Company in the base salary of all Company executive officers; and the Company’s unilateral decision to significantly and detrimentally reduce Mr. Wheeler’s job responsibilities.

In June 2009, Mr. Wheeler was granted an option to purchase 20,000 shares of the Company’s common stock at an exercise price of $2.90 per share pursuant to a Stock Option Agreement between the Company and Mr. Wheeler and the other terms and conditions of the Company’s Amended and Restated 2004 Equity Incentive Plan. The option vests in equal monthly installments over a period of 48 months. In addition, if the U.S. Food and Drug Administration (the “FDA”) approves the New Drug Application for Gencaro (the “FDA Approval”) at a time when Mr. Wheeler remains in service to the Company and fewer than 50% of the shares subject to the option have become vested by such date, the vesting of the option will be accelerated such that, on the date of the FDA Approval, the shares subject to the option will be vested as to an aggregate of 50% of the total number of shares subject to the option, with the balance of the shares vesting thereafter on the original vesting schedule described above. In the event of a change of control of the Company in which the option is not assumed or replaced, then all unvested shares subject to the option will become immediately vested prior to the date of the change of control.

Prior to the Merger, Mr. Wheeler was granted options to purchase an aggregate of 240,000 shares of the common stock of ARCA Colorado with exercise prices ranging from $0.15 to $0.93 per share pursuant to the terms of certain Incentive Stock Option Agreements between the Company and Mr. Wheeler and the other terms and conditions of ARCA Colorado’s 2004 Stock Incentive Plan. Such options were assumed by the Company and converted into options to purchase an aggregate of 40,074 shares of the Company’s common stock with exercise prices ranging from $0.90 to $5.57 per share in connection with the Merger. Options to purchase 5,844 shares at an exercise price of $5.57 per share vest in equal monthly installments over a period of 48 months, while options to purchase 34,230 shares with exercise prices ranging from $0.90 to $1.86 per share vest 25% after one year with the balance vesting in equal quarterly installments over three years. In May 2009, the Company and Mr. Wheeler agreed to amend the terms of each of these options to provide that the shares subject to the option will become immediately vested and exercisable in full as of immediately prior to the closing of a change of control of the Company that is consummated on or after May 19, 2009, subject to Mr. Wheeler’s continued service to the Company at the time such change of control was consummated.

(e)    On December 7, 2009, the Company’s board of directors approved the engagement of Richard Brewer, the chairman of the board of directors and the former Chief Executive Officer of the Company, to assist the Company in completing a strategic transaction in order to further the clinical development of Gencaro, the Company’s lead product candidate. Pursuant to this arrangement, the Company will compensate Mr. Brewer at a rate of $6,625 per month up to and including the date on which the Company consummates a strategic transaction. The determination of whether a strategic transaction has been consummated shall be determined by the Company’s board of directors in its sole discretion, and the board of directors reserves the right to terminate the engagement of Mr. Brewer and to modify or reduce the compensation payable to Mr. Brewer at any time in its sole discretion.

Also on December 7, 2009, the Company’s board of directors amended its director compensation policy to increase the annual retainer fee paid to Richard Brewer, as chairman of the board, to $45,000 per year, which is comprised of the standard annual retainer fee of $30,000 paid to all non-employee directors and an annual retainer fee of $15,000 for his service as chairman of the board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 7, 2009

ARCA biopharma, Inc. (Registrant)

By:	/s/ MICHAEL R. BRISTOW
Name:	Michael R. Bristow
Title:	President and Chief Executive Officer